EXHIBIT 23.1

Consent of Independent Auditors

 We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-48710) and related Prospectus of UNIFAB International, Inc. for the registration of 2,060,000 shares of its common stock and to the incorporation by reference therein of our report dated May 25, 2000, with respect to the consolidated financial statements of UNIFAB International, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2000, filed with the Securities and Exchange Commission.

 /s/ Ernst & Young LLP

New Orleans, Louisiana
 December 13, 2000